Exhibit 99.1
Precision BioSciences Reports First Quarter 2026 Financial Results and Provides Business Update

-Continued advancement of the Phase 1/2a ELIMINATE-B trial of PBGENE-HBV across multiple dosing cohorts; Late-Breaking poster presentation for PBGENE-HBV accepted at European Association for the Study of the Liver Congress 2026 -
-Advanced PBGENE-DMD toward clinical evaluation in the Phase 1/2 FUNCTION-DMD trial following U.S. FDA IND clearance and Fast Track designation; First clinical trial site activated and enrolling patients -
-Cash balance of $125.8 million including cash, cash equivalents and restricted cash as of March 31, 2026, expected to enable data milestones from two wholly owned clinical stage in vivo gene editing programs – PBGENE-HBV and PBGENE-DMD through 2028 -

DURHAM, N.C., May 5, 2026 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage gene editing company utilizing its novel proprietary ARCUS® platform to develop in vivo gene editing therapies for high unmet need diseases, today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

“During the first quarter, we continued to execute on our two clinical stage in vivo gene editing programs. We advanced PBGENE-HBV into new cohorts in the ELIMINATE-B trial and drove PBGENE-DMD through Investigational New Drug (IND) approval and activated our first clinical site as we prepare to dose the first patient in the FUNCTION-DMD trial,” said Michael Amoroso, Chief Executive Officer of Precision BioSciences. “We remain focused on disciplined execution in 2026 as we generate additional clinical data from the ELIMINATE-B trial and enroll more sites and patients in the FUNCTION-DMD trial. We believe our ARCUS platform and targeted development strategy position us to deliver multiple important clinical and operational milestones this year.”
Wholly Owned Portfolio:
PBGENE-HBV (Hepatitis B Viral Elimination Program)
PBGENE-HBV is Precision’s wholly owned in vivo gene editing program being evaluated in a global first-in-human clinical trial as a potential curative treatment for chronic hepatitis B. PBGENE-HBV is the only clinical stage program that targets the elimination of cccDNA, the sole source of viral replication, leading to sustained loss of HBV DNA and other downstream viral transcripts. PBGENE-HBV is the first in vivo gene editing approach to prospectively employ repeat administrations of lipid nanoparticle (LNP) in chronic hepatitis B.
As part of the ongoing assessment of the safety and efficacy profile of PBGENE-HBV after repeat doses in Part 1 dose finding, Precision has treated 16 patients with 38 administrations of PBGENE-HBV across five cohorts evaluating the impact of escalating dose levels as well as 8-week and 4-week dosing intervals. The goal during Part 1 of the study is to select the dose and schedule that achieves the desired therapeutic index to move to the expansion phase of the ELIMINATE-B trial.
Looking ahead, Precision expects to share further clinical data from the PBGENE-HBV program at hepatitis-focused medical conferences throughout 2026, starting with the European Association for the Study of the Liver (EASL).

On April 22nd, Precision BioSciences announced that a late-breaking poster for PBGENE-HBV was accepted for presentation at the EASL Congress 2026 taking place on May 27-30 in Barcelona, Spain. The poster titled, “First evidence of elimination and inactivation of cccDNA in liver biopsies collected from patients with chronic hepatitis B treated with PBGENE-HBV” will be presented by investigator, Man-Fung Yuen, Chair and Professor of Gastroenterology and Hepatology at The University of Hong Kong. The poster will be presented on May 27-30, 2026 during the Late-Breaker poster session.
In addition, in April the Company announced that it received Clinical Trial Application approval to expand ELIMINATE-B into France and Romania, broadening the study’s footprint in Europe. Site initiation activities are underway and initial patient screening in those countries is expected in the second quarter of 2026.
In March, Precision BioSciences received two Notices of Allowance from the U.S. Patent and Trademark Office (USPTO) for patent applications relating to the Company’s PBGENE-HBV program. When issued, each patent arising from these applications is expected to have a standard expiration date in November 2044.
PBGENE-DMD (Muscle Targeted Gene Excision Program)
PBGENE-DMD is Precision’s development program for Duchenne muscular dystrophy (DMD), designed to restore a near full-length functional dystrophin protein through a gene excision approach using two ARCUS nucleases delivered in a single AAV.
Following U.S. Food and Drug Administration (FDA) IND clearance in early 2026, Precision advanced Institutional Review Board (IRB) activities and clinical trial site activation for the Phase 1/2 FUNCTION-DMD clinical trial. In April, the company activated Arkansas Children’s Hospital as the first clinical trial site and is now actively enrolling patients in the FUNCTION-DMD study of PBGENE-DMD.
Arkansas Children’s is a Parent Project Muscular Dystrophy (PPMD)-certified Duchenne Care Center, recognized for delivering specialized, multidisciplinary care for patients with DMD. PPMD’s Certified Duchenne Care Center Program is intended to help ensure that participating centers maintain high standards in clinical and sub-specialty services, rapidly incorporate evidence-based knowledge, and provide standardized multidisciplinary Duchenne care. Additionally, Arkansas Children’s is a designated Muscular Dystrophy Association (MDA) Care Center, providing specialized, multidisciplinary care for neuromuscular diseases including diagnosis, personalized treatment plans, and comprehensive support for patients.
In March 2026, PBGENE-DMD also received FDA Fast Track designation and hosted a DMD investor event, the replay is accessible here.
In addition, Precision presented preclinical PBGENE-DMD data highlighting durable dystrophin expression and functional benefit at the Muscular Dystrophy Association Clinical & Scientific Conference 2026 in March.

Partnered In Vivo Programs:

iECURE-OTC (Gene Insertion Program)
Led by iECURE, Inc. (iECURE) ECUR-506 is an ARCUS-mediated in vivo targeted gene insertion program currently in a first-in-human trial (OTC-HOPE) evaluating ECUR-506 as a potential treatment for neonatal onset ornithine transcarbamylase (OTC) deficiency. iECURE previously announced alignment with the FDA on key study elements could support a potential Biologics License Application (BLA). The OTC-HOPE study is ongoing in the U.K., the U.S., Australia, and Spain.
iECURE expects to present clinical data from the ongoing OTC-HOPE clinical trial at the American Society of Gene & Cell Therapy (ASGCT) Annual Meeting taking place May 11-15, 2026 in Boston. The oral presentation at ASGCT will include preliminary data from study participants in the first three dose cohorts (n=7) of the ongoing OTC-HOPE study, including a decreased rate of hyperammonemic crises (HAC) following ECUR-506 administration. In addition, iECURE plans to present a poster at the Society for Inherited Metabolic Disorders (SIMD) Annual Meeting taking place May 17-20, 2026 in Puerto Rico featuring one-year post-treatment data from the first infant dosed in the study who achieved a complete clinical response as defined by study protocol, including sustained discontinuation of standard-of-care therapies.
Partnered Ex Vivo Programs:
Azer-Cel (Azercabtagene Zapreleucel Allogeneic CAR T Treatment for Cancer)
Imugene Limited continues development of Azer-Cel in diffuse large B-cell lymphoma and has received written guidance from the FDA regarding the registrational pathway for azer-cel. The guidance provided clear alignment with the FDA across key elements required to support advancement into a pivotal study, including dosing regimen, patient population, endpoints, and manufacturing readiness. Azer-Cel has been selected for oral presentation at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting being held on May 29-June 2, in Chicago.
Azer-Cel (Azercabtagene Zapreleucel Allogeneic CAR T Treatment for Multiple Sclerosis)
Separately, Azer-Cel is being evaluated by TG Therapeutics, Inc. (Nasdaq: TGTX) in a Phase 1 trial in progressive multiple sclerosis. In April 2026, Precision received a clinical milestone cash payment under its license agreement with TG Therapeutics. The payment of $7.5 million was inclusive of $5.25 million cash and $2.25 million for the purchase of shares of Precision common stock by TG Therapeutics. Anticipated 2026 events include presentation of preliminary Phase 1 azer-cel data in progressive multiple sclerosis in the second half of 2026 and commencement of additional exploratory studies in autoimmune diseases outside of multiple sclerosis.
Quarter Ended March 31, 2026 Financial Results:
Cash, Cash Equivalents, and Restricted Cash: As of March 31, 2026, Precision had approximately $125.8 million in cash, cash equivalents, and restricted cash. The Company expects that existing cash and cash equivalents, continued fiscal and operating discipline, and availability of Precision’s at-the-market (ATM) facility will fund the Company’s cash runway through 2028. Based on its expected cash runway, Precision believes it is sufficiently capitalized to achieve PBGENE-HBV and PBGENE-DMD data milestones through 2028.
Revenues: Total revenues for the quarter ended March 31, 2026, were $10.8 million, as compared to less than $0.1 million for the quarter ended March 31, 2025. The increase in revenue was the result of milestone revenue recognized under our license agreement with TG Therapeutics, Inc. and a legacy ARCUS agriculture gene editing collaboration agreement.
Research and Development Expenses: Research and development expenses were $13.1 million for the quarter ended March 31, 2026, as compared to $13.6 million for the quarter ended March 31, 2025. The decrease of $0.5 million was primarily due to decreases in platform development and research expenses, partially offset by increases in PBGENE-DMD program costs as the Company initiated IRB activities and clinical trial site activation for the FUNCTION-DMD Phase 1/2 clinical trial and PBGENE-HBV program costs.
General and Administrative Expenses: General and administrative expenses were $6.8 million for the quarter ended March 31, 2026, as compared to $8.6 million for the quarter ended March 31, 2025. The decrease of $1.8 million was primarily a result of operational discipline and lower employee-related costs.
Other (Expense) Income: Total other expense was $9.4 million for the quarter ended March 31, 2026, compared to $1.5 million total other income for the quarter ended March 31, 2025. The decrease of $10.9 million was primarily due to fair value adjustments which did not impact cash, including a loss on change in fair value of the warrant liability, and a decrease in interest income.
Additionally, in the quarter ended March 31, 2026, there was no gain or loss recognized from the Company’s equity method investment compared to $1.3 million gain recognized during the quarter ended March 31, 2025.
Net Loss: Net loss was $18.4 million, or $(0.75) per share (basic and diluted), for the quarter ended March 31, 2026. Net loss was $20.6 million, or $(2.21) per share (basic and diluted), for the quarter ended March 31, 2025.
About Chronic Hepatitis B
Chronic hepatitis B virus causes inflammation and damage to the liver, leading to chronic infection and increased risk of death from liver cancer or cirrhosis. There is no cure for chronic hepatitis B, and current treatments rarely result in a functional cure, primarily due to persistence of viral DNA in the liver. In patients with chronic hepatitis B, genetic material of the virus is converted within infected liver cells into cccDNA that acts as the only template to make new infectious viral particles. Hepatitis B virus also inserts fragments of its DNA into the human genome of infected liver cells. These integrated fragments are viral replication incompetent and cannot produce new infectious virus. Both cccDNA and integrated HBV DNA produce the viral protein, hepatitis B surface antigen (HBsAg), which is secreted in the blood.
Historically, the focus for drug development and regulatory approval of drugs for chronic hepatitis B has relied on the temporary suppression of HBsAg. Achieving undetectable HBsAg may lead to a functional cure if there is no rebound in HBV DNA or HBsAg after drug treatment has been discontinued for at least six months, but this is achieved in less than three out of 100 patients treated with the current standard of care. Since cccDNA is the only source of infectious particles (HBV DNA), elimination of cccDNA results in a cure of chronic hepatitis B. Sustained loss of HBV DNA alone as a result of cccDNA elimination is an approvable endpoint for the FDA and highly relevant for PBGENE-HBV.
About PBGENE-HBV, A Viral Elimination Program
PBGENE-HBV is Precision’s wholly owned in vivo gene editing program under investigation in a global first-in-human clinical trial, which is designed to be a potentially curative treatment for chronic Hepatitis

B infection. PBGENE-HBV is the first and only potentially curative gene editing program to enter the clinic that is specifically designed to eliminate the root cause of chronic hepatitis B, cccDNA, while inactivating integrated HBV DNA. Elimination of cccDNA results in HBV cure as cccDNA is the only source of infectious replication (HBV DNA). The ELIMINATE-B trial is investigating PBGENE-HBV at multiple dose levels across a number of administrations per dose level in patients with chronic Hepatitis B. PBGENE-HBV has been granted Fast Track designation by the FDA.
PBGENE-HBV is the only clinical stage program targeting the elimination of cccDNA leading to sustained loss of HBV DNA. The FDA has previously provided guidance that sustained loss of HBV DNA is an approvable endpoint for chronic hepatitis B.
Further details on the trial can be found on Precision’s website and on clinicaltrials.gov identifier NCT06680232.
About PBGENE-DMD, A Muscle-Targeted Excision Program
PBGENE-DMD is Precision’s development program for the treatment of DMD. DMD is a genetic disease caused by mutations in the dystrophin gene that prevent production of the dystrophin protein and affects approximately 15,000 patients in the U.S. alone. There are currently no approved therapies that can drive durable and significant functional improvements over time. PBGENE-DMD is designed to improve function for approximately 60% of patients afflicted with DMD by employing two complementary ARCUS nucleases delivered in a single AAV to excise exons 45-55 of the dystrophin gene. Compared with DMD, deletion of exons 45-55 is often associated with a more mild prognosis for patients. The aim of this approach is to restore a near full-length functional dystrophin protein within the body that more closely resembles normal dystrophin as opposed to synthetic, truncated microdystrophin approaches with minimal functional benefit. The Phase 1/2 FUNCTION-DMD study is expected to enroll ambulatory DMD patients with mutations between exons 45 and 55 impacting up to 60% of boys with DMD. The clinical trial will employ an appropriate immune modulation regimen and safety monitoring program to treat ambulatory patients at world class specialized DMD clinical sites.
PBGENE-DMD was granted Orphan Drug Designation by the FDA in July 2025. The PBGENE-DMD program is eligible for a Priority Review Voucher (PRV) via the Rare Pediatric Disease Priority Review Voucher (PRV) program, which was signed into law on February 3, 2026, as part of the Consolidated Appropriations Act of 2026. PBGENE-DMD received Fast Track designation from the FDA in February 2026.
Further details on the trial can be found on Precision’s website and on clinicaltrials.gov identifier NCT07429240.
About Precision BioSciences, Inc.
Precision BioSciences, Inc. is a clinical stage gene editing company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform that differs from other technologies in the way it cuts, its smaller size, and its simpler structure. These features are intended for ARCUS nucleases to drive more defined therapeutic outcomes. Using ARCUS, the Company’s pipeline is comprised of clinical stage in vivo gene editing candidates designed to deliver lasting cures for the broadest range of genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.
The ARCUS® platform is being used to develop in vivo gene editing therapies for sophisticated gene edits, including gene elimination (removing a genome e.g. viral DNA such as in the Company’s PBGENE-

HBV program), and excision (removing a large portion of a defective gene by delivering two ARCUS nucleases in a single AAV such as in the Company’s PBGENE-DMD program) and gene insertion (inserting DNA into gene to cause expression/add function).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the key advantages of ARCUS and its key capabilities and differentiating characteristics; expectations about operational initiatives, strategies, further development, or timing of additional updates or data releases of PBGENE-HBV and PBGENE-DMD, timing and progress of IRB processes and site activations following IND clearance for the PBGENE-DMD program and FUNCTION-DMD trial; administrations of PBGENE-HBV across cohorts and the evaluation on the impact of escalating dose levels and dosing intervals; the goal during Part 1 of the study is to select the dose and schedule that achieves the desired therapeutic index to move to the expansion phase of the ELIMINATE-B trial; expectations to share further clinical data from the PBGENE-HBV programs at hepatitis-focused medical conferences throughout 2026; planned site initiation activities and initial patient screening expected in the second quarter of 2026 in France and Romania; the design of PBGENE-HBV to eliminate cccDNA and inactivate integrated HBV DNA with high specificity, potentially leading to cure; the suitability of PBGENE-HBV for the treatment of hepatitis B and the targeting of the root cause of the disease; the design of PBGENE-DMD to improve function over time and address more than 60% of patients with DMD; the potential for PBGENE-DMD to provide durable functional improvement with a single dose of AAV; translation of results in preclinical studies of ARCUS nucleases to clinical studies in humans; the preclinical and clinical development and demonstrated, potential and expected safety, efficacy, durability, and benefit of PBGENE-HBV and PBGENE-DMD, as well as our other product candidates and those being developed by partners; expectations of additional data presentations by IECURE from the ongoing OTC-HOPE clinical trial at ASGCT and SIMD; expectations of a presentation by Imugene Limited from their azer-cel clinical trial at ASCO; expectations of TG Therapeutics to present preliminary Phase 1 azer-cel data in progressive multiple sclerosis in the second half of 2026 and commencement of additional exploratory studies in autoimmune disease outside multiple sclerosis; and the sufficiency of our expected cash runway extending through 2028 to fund PBGENE-HBV and PBGENE-DMD data milestones. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “belief”, “believe,” “contemplate,” “could,” “design,” “designed,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “strive,” “suggest,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.
Forward-looking statements are based on management’s current expectations, beliefs, and assumptions and on information currently available to us. These statements are neither promises nor guarantees, and involve a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, our ability to become profitable; our ability to procure sufficient funding to advance our programs; risks associated with our capital requirements, anticipated cash runway, requirements under our current debt instruments and effects of restrictions thereunder, including our ability to raise additional capital due to market conditions and/or our market capitalization; our operating expenses and our ability to predict what those expenses will be; our limited operating history; the progression and success of our programs and product candidates in which we expend our resources; our limited ability or inability to assess the safety and efficacy of our product candidates; the risk that other genome-editing technologies may provide significant advantages over our ARCUS technology; our dependence on our ARCUS technology; the initiation, cost, timing, progress, achievement of milestones and results of research and development activities and preclinical and clinical studies, including clinical trial and investigational new drug applications; public perception about genome editing technology and its applications; competition in the genome editing, biopharmaceutical, and biotechnology fields; our or our collaborators’ or other licensees’ ability to identify, develop and commercialize product candidates; pending and potential product liability lawsuits and penalties against us or our collaborators or other licensees related to our technology and our product candidates; the U.S. and foreign regulatory landscape applicable to our and our collaborators’ or other licensees’ development of product candidates; our or our collaborators’ or other licensees’ ability to advance product candidates into, and successfully design, implement and complete, clinical trials; potential manufacturing problems associated with the development or commercialization of any of our product candidates; delays or difficulties in our and our collaborators’ and other licensees’ ability to enroll patients; changes in interim “top-line” and initial data that we announce or publish; if our product candidates do not work as intended or cause undesirable side effects; risks associated with applicable healthcare, data protection, privacy and security regulations and our compliance therewith; our or our licensees’ ability to obtain orphan drug designation or fast track designation for our product candidates or to realize the expected benefits of these designations; our or our collaborators’ or other licensees’ ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate; the rate and degree of market acceptance of any of our product candidates; our ability to effectively manage the growth of our operations; our ability to attract, retain, and motivate executives and personnel; effects of system failures and security breaches; insurance expenses and exposure to uninsured liabilities; effects of tax rules; effects of any pandemic, epidemic, or outbreak of an infectious disease; the success of our existing collaboration and other license agreements, and our ability to enter into new collaboration arrangements; our current and future relationships with and reliance on third parties including suppliers and manufacturers; our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates; potential litigation relating to infringement or misappropriation of intellectual property rights; effects of natural and manmade disasters, public health emergencies and other natural catastrophic events; effects of sustained inflation, supply chain disruptions and major central bank policy actions; market and economic conditions; risks related to ownership of our common stock, including fluctuations in our stock price; our ability to meet the requirements of and maintain listing of our common stock on Nasdaq or other public stock exchanges; and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-K for the annual period ended December 31, 2025, as any such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website under SEC Filings at investor.precisionbiosciences.com.
All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Precision Biosciences, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2026	2025
Revenue	$10,838	$29
Operating expenses
Research and development	13,110	13,588
General and administrative	6,803	8,553
Total operating expenses	19,913	22,141
Operating loss	(9,075)	(22,112)
Other (expense) income:
Gain from equity method investment	—	1,342
(Loss) gain on changes in other fair value adjustments	(2,951)	49
Loss on change in fair value of warrant liability	(7,107)	(804)
Interest expense	(311)	(354)
Interest income	999	1,323
Gain (loss) on disposal of assets	4	(9)
Total other (expense) income	(9,366)	1,547
Net loss	$(18,441)	$(20,565)

Net loss per share
Basic	$(0.75)	$(2.21)
Diluted	$(0.75)	$(2.21)

Weighted-average shares of common stock outstanding
Basic	24,634,443	9,292,066
Diluted	24,634,443	9,292,066

Precision Biosciences, Inc.
Balance Sheets Data
(In thousands, except share amounts)

	March 31, 2026	December 31, 2025
Cash, cash equivalents, and restricted cash	$125,847	$137,153
Working capital	100,938	109,827
Total assets	143,891	154,416
Total liabilities	67,790	62,168
Total stockholders' equity	$76,101	$92,248
Common stock outstanding	25,805,898	24,088,425

Investor and Media Contact:
Naresh Tanna
Vice President of Investor Relations
naresh.tanna@precisionbiosciences.com